UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF
REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT
OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-50596
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Linktone Ltd.
(Exact name of Issuer as specified in its charter)
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39 MacTaggart Road
Singapore 368084
+65-6-8481212
(Address, including zip code, and telephone number, including area code, of Issuer’s principal executive offices)
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American Depositary Shares, each representing ten ordinary shares
Ordinary Shares, $0.0001 par value per share
(Description of class of securities)
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None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 122

Pursuant to the requirements of the Securities Exchange Act of 1934, Linktone Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

January 14, 2014	By:	/s/ Peck Joo Tan
Date	Name:	Peck Joo Tan
	Title:	Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.